Exhibit 4.9

W. P. CAREY INC.

SHARE OPTION AGREEMENT

W. P. CAREY INC., a Maryland corporation (the “Company”), and ______________________________, an employee of the Company (the “Optionee”), in consideration of the mutual promises contained in this Agreement and intending to be legally bound hereby, agree as follows:
1.    Grant of Option. (a) The Company hereby confirms the grant to the Optionee as of _______________, ______ (the “Grant Date”) of an option (the “Option”) to purchase up to __________ Shares of the Company at an option price of $__________ per Share, under and subject to the terms and conditions of this Agreement and the W. P. Carey Inc. 2017 Share Incentive Plan (the “Plan”), which is hereby incorporated by reference and made a part of this Agreement.
(b)    Subject to earlier termination as provided in the Plan or in this Agreement, the Option is exercisable in whole or in part (in whole shares only) under the following schedule:
[On and after _______________, ______ as to one-third of the shares subject to the Option;

On and after _______________, ______ as to an additional one-third of the shares subject to the Option; and

On and after _______________, ______ as to the final one-third of the shares subject to the Option.]

For purposes of the foregoing schedule, any fractional share for any year shall be rounded down to the next whole share, except for the last year set forth above which shall include the balance of Option Shares. In no event may this Option be exercised after the close of business on _______________, ______.
2.    Acceptance of Option and Acknowledgments. The Optionee hereby (a) accepts the Option granted under the Plan, (b) acknowledges that he has received, read and understood the Plan and (c) agrees to be bound by the terms and provisions of the Plan, as amended from time to time; provided, however, that no termination, modification or amendment of the Plan shall, without the consent of the Optionee, adversely affect the rights of the Optionee with respect to the Option (except as expressly permitted by the Plan or as may be necessary to comply with applicable law).
3.    Procedure for Exercise of Option. (a) The Option may be exercised only by delivery by the Optionee of written, electronic or telephonic notice to the Company or its agent in the form prescribed. Each exercise form must set forth the number of Shares as to which the Option is exercised, must be dated and signed, or its equivalent, by the person exercising the Option and must be accompanied by (i) a cash payment (which may be made by means of a check, bank draft or money order) in United States dollars, (ii) if permitted by the Company, shares of already‑owned Shares or shares withheld from the exercise of the Option at the fair market value of such shares on the date of exercise, (iii) if permitted by the Company, the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure, or (iv) any combination of cash and such shares, in the amount of the full purchase price for the number of Shares as to which the Option is exercised; provided, however, that any portion of the option price representing a fraction of a share shall be paid by the Optionee in cash.
(b)    If permitted by the Company, the Optionee may choose to exercise an Option by participating in a broker or other agent-sponsored exercise or financing program. If the Optionee so chooses, the Company shall, upon receipt of the required payment, deliver the Shares acquired pursuant to the exercise of the Option to the broker or other agent, as designated by the Optionee, and shall cooperate with all other reasonable procedures of the broker or other agent to permit participation by the Optionee in the sponsored exercise or financing program.
(c)    The Company shall advise any person exercising the Option in whole or in part with already‑owned or withheld Shares as to the amount of any additional cash payment required to be made to the Company to complete payment of the applicable option price, and such person shall be required to make such payment to the Company before any distribution of certificates representing Shares will be made.
(d)    If a person other than the Optionee exercises the Option, such person shall submit proof satisfactory to the Company of the right of such person to exercise the Option.
(e)    The date of exercise is the date on which the required notice, proof of right to exercise (if required) and payment of the option price in cash or already‑owned Shares are delivered to the Company or its agent.
4.    Rights Upon Death or Disability. Upon the Optionee’s death or disability, the Optionee’s rights with respect to the Option shall be determined in accordance with Section 5 of the Plan.
5.    Rights Upon Termination of Employment. Unexercised Options granted hereunder, whether vested or unvested, will be forfeited by Optionee upon termination of Optionee’s employment for any reason other than death or disability. Notwithstanding the foregoing, the Optionee will have 30 days from the date of termination to exercise options vested as of the date of termination except in the case of a termination for Cause (unless the Committee, in its sole discretion, determines otherwise in the case of a termination for Cause).
6.    Delivery or Recordation of Certificates. Subject to Section 3 of this Agreement, the Company shall deliver or record in book-entry or electronic form a certificate or certificates representing the number of Shares to which the person exercising the Option is entitled as soon as practicable after the date of exercise. Unless the person exercising the Option otherwise directs the Company in writing, the certificate or certificates shall be registered in the name of the person exercising the Option and delivered to such person. If the Option is exercised and the option price is paid in whole or in part with already‑owned Shares, the Company will deliver or record at the same time and return to the person exercising the Option a certificate representing the number of any shares included in any certificate or certificates delivered to the Company at the time of exercise which were not used to pay the option price.
7.    Withholding of Taxes. (a) The Company shall advise the Optionee as to the amount of any income, employment or other taxes required to be withheld by the Company on any compensation income resulting from the exercise of the Option. The Optionee shall pay such required withholding directly to the Company in cash upon request or, to the extent permitted by the Company, may elect to have such tax withholding obligation satisfied through withholding shares to be issued pursuant to the Option or transferring already-owned shares.
(b)    If the Optionee does not pay the required withholding to the Company as provided in paragraph (a) within ten days after such request is made, the Company may withhold such taxes from any other compensation to which the Optionee is entitled from the Company. The Optionee shall hold harmless the Company (and any of its officers and employees) in so satisfying the Company’s withholding obligation. No shares shall be issued under this Agreement until such withholding obligation has been satisfied by the Optionee.
8.    Further Conditions of Exercise. The obligation of the Company to deliver shares on exercise of the Option shall be subject to the effectiveness of a Registration Statement under the Securities Act of 1933, as amended, with respect to such shares, if deemed necessary or appropriate by the Committee. If, at the time of exercise of the Option, no such Registration Statement is in effect, the shares delivered on exercise of the Option may be made subject to such transfer restrictions (including the placing of an appropriate legend on the certificates restricting the transfer of the stock) as the Committee may deem necessary or appropriate to comply with applicable securities laws. If such Registration Statement is not in effect prior to the exercise of the Option under this Agreement, the notice of exercise shall be accompanied by a representation or agreement of the person exercising the Option to the Company to the effect that such shares are being acquired for investment and not with a view to the resale or distribution of the shares, and such further documentation as may be required by the Company, unless the Company determines in its sole discretion that such representation, agreement or documentation is not necessary to comply with the Securities Act of 1933, as amended.
9.    Shareholder Rights. The Optionee shall have no rights as a shareholder with respect to any shares subject to this Option until a certificate for the shares is issued to or recorded for the benefit of the Optionee. Except as otherwise provided in the Plan and Section 10 below, no adjustment shall be made for dividends or other rights for which the record date precedes the date of issuance of such certificate. In no event shall dividends or dividend equivalents be paid with respect to this Option.
10.    Capital Adjustments. The number of Shares subject to this Option, and the option price for the Shares, shall be subject to adjustment as provided in the Plan to reflect any share dividend, share split, share combination, share exchange, recapitalization, merger, consolidation, reorganization, or like event, of or by the Company.
11.    Change of Control. Upon the occurrence of (i) a Change of Control and (ii) a Termination of Employment or Service in Connection with a Change of Control, the Option shall automatically become fully exercisable.
12.    Administration. The Committee shall have full discretion to interpret and administer this Agreement and to delegate all or any part of its duties and responsibilities. The interpretation of this Agreement by the Committee or its delegate, and any action taken by them, shall be binding and conclusive upon all parties having or claiming any interest under this Agreement. No member of the Committee and no employee of the Company shall, in any event, be liable to any person for any action taken or omitted to be taken in connection with this Agreement or the Plan, so long as such action or omission to act was in good faith.
13.    Notice. Any notice, consent, election or demand required or permitted to be given under the provisions of this Agreement or the Plan shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent, election or demand is to be mailed, it shall be sent by United

States certified mail, postage prepaid, addressed to such party’s last known address. The date of such mailing shall be deemed the date of notice, consent, election or demand.
14.    Effect of Agreement on Rights of Company and Optionee. This Agreement does not confer any right on the Optionee to continue in the employ of the Company, any Subsidiary or Affiliate or interfere in any way with the rights of the Company, any Subsidiary or Affiliate to terminate the employment of the Optionee.
15.    Option Not Transferable. The rights of the Optionee under this Agreement are not subject to the claims of his or her creditors and may not (except as may otherwise be permitted by the Plan) be voluntarily or involuntarily transferred, assigned, alienated, accelerated or encumbered; provided, however, that the Option may, to the extent permitted under the Plan, be transferred by will or by the laws of descent and distribution upon the death of the Optionee. During the lifetime of the Optionee, this Option may (except as may otherwise be permitted by the Plan) only be exercised by the Optionee.
16.    Severability. If any portion of this Agreement shall be held invalid or illegal for any reason, such event shall not affect or render invalid or unenforceable the remainder of this Agreement.
17.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and upon the legal representatives, heirs and legatees of the Optionee.
18.    Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Optionee and supersedes all prior agreements and understandings, oral or written, between the Company and the Optionee with respect to the subject matter of this Agreement.
19.    Amendment. This Agreement, including the Plan, which is incorporated herein by reference, may (except as provided in the Plan) only be amended, altered or modified by a written instrument signed by the parties hereto, or their respective successors, and it may not be terminated (except as provided herein or in the Plan).
20.    Construction. Capitalized terms shall have the same meaning as is given those terms in the Plan unless the context otherwise requires. If there is any conflict between the Plan and this Agreement, the provisions of the Plan shall control. The section headings contained in this Agreement are for reference only and shall have no effect on the interpretation of any of the provisions of this Agreement.
21.    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, to the extent applicable, without regard to conflicts of laws principles.

IN WITNESS WHEREOF, the Company and the Optionee have executed this Agreement effective as of the Grant Date.

W. P. CAREY INC.

By:

OPTIONEE:

Name:

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